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                                  EXHIBIT 4.3

                                AMENDMENT NO. 2
                                       TO
                               ADAC LABORATORIES
                             1992 STOCK OPTION PLAN



         The 1992 Stock Option Plan of ADAC Laboratories (the "Plan") is hereby amended, effective immediately, as follows:

         1. Section 3, providing for the number of shares subject to the Plan, is hereby amended to provide that the maximum aggregate number of shares that may be optioned and sold under the Plan is 1,666,000 shares of Common Stock (such number reflects the prior 1-for-3 reverse stock split).

         2. In all other respects the Plan is hereby ratified and confirmed.

         3. The amendments to the Plan herein set forth have been approved by the Board of Directors on November 3, 1993 and approved by the shareholders on March 2, 1994, and are effective as of such later date.

                                            By order of the Board of Directors:



                                            By /s/ Stanley D. Czerwinski
                                               --------------------------------
                                               Stanley D. Czerwinski,
                                               Chairman of the Board